Exhibit 99.1

Vermillion Reports Fourth Quarter and Full Year 2012 Results

AUSTIN, Texas — February 20, 2013 — Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company focused on gynecologic cancers and women’s health, reported results for the fourth quarter and full year of 2012.

Q4 Financial and Operational Highlights

•

In Q4, the volume of OVA1®, the company’s flagship diagnostic test designed to help differentiate benign from malignant ovarian masses, was in line with management’s forecast at approximately 4,260 tests. This brought the total tests performed in 2012 to 16,460, an increase of 8% over 2011.

•

Gynecologic Oncology, the prestigious medical journal of the Society of Gynecologic Oncology, published the second prospective clinical study of OVA1®, which demonstrated the positive performance of the multi-biomarker test in the triage of early-stage ovarian cancer.

•	Vascular Medicine, the online peer-reviewed journal, published Vermillion’s PAD study.

•

Bruce A. Huebner was appointed interim chief executive officer after serving on a special Vermillion board committee that evaluates marketing strategies for OVA1. Mr. Huebner brings to the position more than 37 years of medical diagnostic industry experience and leadership.

Q4 and Full Year 2012 Financial Results

Total revenue in the fourth quarter of 2012 increased 32% to $1.1 million from $868,000 in the same year-ago quarter. Total revenue in the fourth quarter of 2012 was comprised of $1.0 million from product sales of OVA1 and $113,000 of license revenue related to the company’s achievement of certain milestones under its amended strategic alliance agreement with Quest Diagnostics.

Fourth quarter of 2012 product-related revenue was comprised of $213,000 from 4,260 OVA1 tests performed (at the fixed $50 per test) and $816,000 from the variable 33% royalty for 13,709 OVA1 tests reported by Quest Diagnostics which were resolved in 2012 (at $60 per resolved test). The resolved tests include both reimbursed and unreimbursed tests for which Quest Diagnostics considers the payment status as final.

By comparison, revenue in the fourth quarter of 2011 included $206,000 of product revenue from 4,118 OVA1 tests performed (at the fixed $50 per test), and $549,000 for the variable 33% royalty from 11,708 OVA1 tests reported by Quest Diagnostics as resolved in 2011 (at $47 per resolved test).

Total revenue for the full year 2012 increased 9% to $2.1 million from $1.9 million in 2011. Total revenue in 2012 was comprised of $1.6 million in product sales of OVA1 and $454,000 in license revenue. Product sales of OVA1 in 2012 include $824,000 from 16,460 OVA1 tests performed (at the fixed $50 per test) and $816,000 from the 33% royalty reported by Quest Diagnostics for 2012.

By comparison, revenue in 2011 included $1.5 million from product sales of OVA1 and $454,000 of license revenue. Product sales of OVA1 in 2011 were comprised of $761,000 from 15,225 OVA1 tests performed (at the fixed $50 per test), $549,000 from the 33% royalty reported by Quest Diagnostics for 2011, and $159,000 from the 33% royalties reported by Quest Diagnostics for 2010. The 2010 royalty was reported by Quest Diagnostics and recorded by the company in the first quarter of 2011.

Total operating expenses in the fourth quarter of 2012 decreased to $2.4 million from $3.9 million in the same year-ago quarter. Operating expenses for the full year 2012 decreased to $11.4 million from $19.4 million in 2011, primarily due to lower clinical trial costs for the ongoing development of the company’s ovarian cancer franchise and PAD program, as well as lower overall headcount and stock-based compensation charges compared to the prior year. Research and development expenses for the prior year also included $435,000 for the Correlogic asset acquisition.

Fourth quarter 2012 operating expenses included $496,000 in non-cash stock-based compensation expense, as compared to $314,000 in the same year-ago quarter. For the full year 2012, non-cash stock-based compensation expense was $1.3 million as compared to $3.3 million in 2011.

Net loss for the fourth quarter was $1.4 million or $(0.09) per share, as compared to $3.1 million or $(0.21) per share in the same year-ago quarter. Net loss for 2012 was $7.1 million or $(0.48) per share, as compared to $17.8 million or $(1.25) per share in 2011.

As of December 31, 2012, cash and cash equivalents totaled $8.0 million. The company utilized $2.4 million in cash in the fourth quarter in addition to the $5.9 million debt payment to Quest Diagnostics. The company expects cash utilization of $2.0 million to $2.5 million in the first quarter of 2013, and to incur cash-based operating expenses of approximately $9.5 million to $10 million for the full year 2013, or slightly less than the $10.1 million incurred in 2012.

Management Commentary

“We finished a productive year for Vermillion with Gynecologic Oncology publishing our OVA500 clinical study and thereby providing further strong validation of OVA1,” said Bruce A. Huebner, Vermillion’s interim chief executive officer. “We are using this publication to increase product awareness with gynecologists, ob/gyns and key thought leaders. Based upon our ongoing efforts, we expect the number of OVA1 tests performed will range between 4,250 and 4,550 in the first quarter of 2013.

“To further build awareness, we plan to submit two or three abstracts to various scientific meetings and peer-reviewed journals over the next two quarters. We are very excited by these new analyses, especially the strong performance we have observed in pre-surgical triage of early-stage ovarian cancer and premenopausal women. In our opinion, the new publications will offer solid evidence that tests like OVA1 should be considered as a standard of care, in an update to professional guidelines by groups such as SGO and ACOG.

“In terms of increasing insurance coverage for OVA1, we are currently engaged in discussions with several national payers, including Humana, Aetna, Anthem (WellPoint), Cigna and United Healthcare, and we expect to add at least two national payers by the end of the year. Our biomarker panel helps to assess the likelihood of malignancy of an ovarian tumor before proceeding to surgery, and therefore facilitates decisions about referral to a gynecologic oncologist. While better diagnosis of ovarian cancer improves patient outcomes, it also lowers costs to insurance providers by minimizing or eliminating patient time spent in a hospital.

“Our long-anticipated CPT code became effective in January, with the test priced in the first year by CMS using their gap-fill process. CMS uses the gap-fill method when no comparable molecular diagnostic exists. Our Medicare reimbursement rate is $516 per test and our list price is $650 per test. We believe that we now have the ability to drive reimbursement at these price levels during the gap-fill process, and having a CPT code unique to OVA1 streamlines claims processing and strengthens our reimbursement position.

“We are receiving considerable interest from major hospitals and cancer centers that are looking to add OVA1 to their standard of care, and we are exploring the potential of implementing OVA1 testing in selected hospital labs.

“On the broader scope, we are seeking partners to develop current and new biomarker combinations to aid in the differential diagnosis and management of several gynecologic cancers, like ovarian, endometrial, cervical and uterine. Our strong clinical results, along with these unique opportunities, make Vermillion an attractive partner for IVD platform players or women’s health diagnostic franchises considering biomarker-based products.”

CEO Succession Plan

As previously announced, the company’s board has formed a succession committee of independent directors to oversee the process of identifying and selecting a permanent CEO. It has also retained a leading executive search firm with experience in CEO transitions to advise the board on potential candidates.

Conference Call and Webcast

Vermillion will hold a conference call to discuss its fourth quarter and full year financial results later today, Wednesday, February 20, 2013 at 4:30 p.m. Eastern time. Vermillion’s interim CEO Bruce A. Huebner will host the call, followed by a question and answer period.

Date: Wednesday, February 20, 2013

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-909-4761

International: 1-212-231-2934

Conference ID#: 21648726

Webcast: http://edge.media-server.com/m/p/e247e2q2/lan/en

The conference call will be webcast live and available for replay via the investor section of the company’s website at www.vermillion.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available approximately two hours after the call through March 6, 2013.

Toll-free replay number: 1-800-633-8284

International replay number: 1-402-977-9140

Replay pin number: 21648726

About OVA1

OVA1 is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using a unique multi-biomarker approach. In a published clinical trial, OVA1 achieved 99% sensitivity in detecting epithelial ovarian cancers (EOC). This included 96% sensitivity for stage I EOC, the earliest and most curable EOC stage, compared with 57% for the conventional biomarker CA125.(1) In addition, OVA1 found 70% of malignancies missed by non-specialist pre-surgical assessment,(1) and it increased detection of malignancy over ACOG guidelines from 77% to 94%.(2) As the first protein-based, In Vitro Diagnostic Multi-Variate Index Assay (IVDMIA) cleared by the FDA, OVA1 also represents a new class of software-based diagnostics.

Citings:

1)	Ueland, FR, et al. Obstet Gynecol 2011:VOL 117, NO. 6, June 2011
2)	Miller R, et al. Obstet Gynecol 2011:VOL 117, NO. 6, June 2011

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, vascular medicine and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statement:

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the U.S. Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Liolios Group, Inc.

Ron Both

Tel 1-949-574-3860

vrml@liolios.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$8,007	$22,477
Accounts receivable	137	99
Prepaid expenses and other current assets	348	317

Total current assets	8,492	22,893
Property and equipment, net	142	216
Other assets	—	2

Total assets	$8,634	$23,111

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$525	$1,331
Accrued liabilities	1,074	2,592
Short-term debt	1,106	7,000
Deferred revenue	492	553

Total current liabilities	3,197	11,476
Non-current liabilities:
Long-term deferred revenue	770	1,224
Other liabilities	—	52

Total liabilities	3,967	12,752

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2012 and 2011	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 15,200,079 and 14,900,831 shares issued and outstanding at December 31, 2012 and 2011, respectively	15	15
Additional paid-in capital	328,097	326,796
Accumulated deficit	(323,445)	(316,299)
Accumulated other comprehensive loss	—	(153)

Total stockholders’ equity	4,667	10,359

Total liabilities and stockholders’ equity	$8,634	$23,111

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three months ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue:
Product	$1,029	$755	$1,640	$1,469
License	113	113	454	454

Total revenue	1,142	868	2,094	1,923
Cost of revenue:
Product	32	24	131	129

Total cost of revenue	32	24	131	129

Gross profit	1,110	844	1,963	1,794
Operating expenses:
Research and development(1)	333	1,168	2,216	5,387
Sales and marketing(2)	931	1,219	4,653	5,539
General and administrative(3)	1,127	1,527	4,508	8,509

Total operating expenses	2,391	3,914	11,377	19,435

Loss from Operations	(1,281)	(3,070)	(9,414)	(17,641)
Interest income	5	9	28	64
Interest expense	(9)	(66)	(206)	(396)
Gain on sale of instrument business	—	—	1,830	—
Gain on litigation settlement, net	—	—	710	—
Change in fair value of warrants	—	4	—	378
Reorganization items	—	(22)	88	(96)
Other expense, net	(90)	10	(182)	(99)

Loss before income taxes	(1,375)	(3,135)	(7,146)	(17,790)
Income tax benefit (expense)	—	—	—	—

Net loss	$(1,375)	$(3,135)	$(7,146)	$(17,790)

Loss per share—basic and diluted	$(0.09)	$(0.21)	$(0.48)	$(1.25)

Weighted average common shares used to compute basic and diluted net loss per common share	15,124,012	14,866,848	15,010,868	14,249,570

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$28	$96	$127	$686
(2) Sales and marketing	55	36	203	158
(3) General and administrative	413	182	965	2,446